Exhibit 99.1

NEWS RELEASE

DuPont Photomasks Announces New

Chairman and Chief Executive

ROUND ROCK, Texas — June 25, 2003 — DuPont Photomasks, Inc. (NASDAQ: DPMI) today announced that Peter S. Kirlin, Ph.D., resigned as chairman and chief executive officer effective immediately, having served in those roles since 2000.

The Company also announced that the board of directors has elected Marshall C. Turner as chairman of the board and chief executive officer. Turner is a veteran of both venture capital and operating roles in the technology industry. He has served on the boards of numerous technology companies, including DuPont Photomasks’ since 1996. He previously served as DuPont Photomasks’ interim chairman and chief executive from June 1999 through May 2000.

“On behalf of the board of directors, we are grateful for Peter’s dedication to the job and contributions to the Company during his tenure, and wish him well in the future,” said Turner. “I am excited to take on a more active role in the day-to-day operations of DuPont Photomasks and look forward to working more closely with the seasoned management team in place. The Company has carved out a unique and strong competitive position globally and I look forward to working with the team to find ways to improve upon it.”

The Company also stated that revenue for the fourth quarter of fiscal 2003, ending June 30, 2003, is currently tracking to the low end of the range of previous guidance, or $80 million. The Company plans to report full fourth quarter results on Wednesday, July 23, 2003.

About DuPont Photomasks, Inc.

DuPont Photomasks is a leading global provider of microimaging solutions. The Company develops and produces advanced photomasks, a key enabling technology used in the manufacture of semiconductor and other microelectronic devices, and through its wholly-owned subsidiary BindKey Technologies, Inc., electronic design automation (EDA) software. Headquartered in Round Rock, Texas, DuPont Photomasks operates a global network of manufacturing facilities serving semiconductor makers and other electronics producers around the world. DuPont Photomasks posted worldwide revenues of $342 million in fiscal 2002. Information about the Company can be found at www.photomask.com.

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Company Contact:

Tom Blake

DuPont Photomasks, Inc.

Tel: (512) 310-6562

tom.blake@photomask.com

FORWARD-LOOKING STATEMENTS: Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors - for example, semiconductor industry cycles, technological challenges, technical difficulties of manufacturing high end photomasks, materials supplies, and actual demand for our products as compared to forecasted requirements, that could cause actual results to differ materially as discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q as well as cautionary statements and other factors set forth as Risk Factors therein. The forward-looking statements are made as of the release date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

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